EXHIBIT 23

JOINT FILING AGREEMENT

     In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended, the persons named below agree to the joint filing on behalf of each of them of a Schedule 13D, dated February 23, 2005 (including amendments thereto) with respect to the common shares of Maritek Corporation. This Joint Filing Agreement shall be filed as an Exhibit to such Schedule 13D.

     Dated: February 23, 2005

EMC International Inc.
By:	/s/ Michael J. Geoffrey Fulton
Michael J. Geoffrey Fulton,
Director

/s/ Michael J. Geoffrey Fulton
Michael J. Geoffrey Fulton